Exhibit 99.3

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of July 17, 2024 (this “Agreement”), is entered into by and among Camel ZQ Limited (the “Seller”), and Masterclass Holdings Limited (the “Purchaser”). The Seller and the Purchaser shall be referred to hereinafter collectively as the “Parties” and each a “Party”. Capitalized terms not otherwise defined shall have the meanings ascribed in Section 6.1 hereof.

WHEREAS, the Seller is the owner of such number (or aggregate number) of the Class A Ordinary Shares of the Issuer as set forth opposite its name under the column entitled “Owned Securities” on Schedule A hereto (the Seller’s “Owned Securities”);

WHEREAS, the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, all of the Seller’s right, title and interest in and pertaining to the Sale Securities (as defined below), all upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1.            PURCHASE AND SALE

1.1            Purchase and Sale.

(a)            Subject to the terms and conditions set forth in this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, transfer and assign to the Purchaser, at the Closing (as defined below), such number of Class A Ordinary Shares as set forth under the column entitled “Sale Securities” on Schedule A hereto (the Seller’s “Sale Securities”) and all of the Seller’s right, interest and title therein (including all dividends and distributions attaching thereto on or after the Closing Date), for the purchase price set forth under the column entitled “Purchase Price” on Schedule A hereto (the “Purchase Price” payable by the Purchaser).

(b)            If, between the date of this Agreement and the Closing Date, the outstanding share capital of the Issuer shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an equitable and proportionate adjustment reasonably acceptable to both Parties shall be made to the number of the Seller’s Sale Securities and the Seller’s Purchase Price to provide the Parties the same economic effect as contemplated by this Agreement prior to such change.

1.2            The Closing.

(a)            The closing of the purchase and sale of all the Sale Securities and the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures on a date to be specified by the Parties in writing, which shall be no later than the fifteenth (15th) Business Day after the satisfaction or waiver of the last of the conditions set forth under Section 4 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other date as may be agreed by all the Parties. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

(b)            At the Closing:

(i)            the Seller shall, subject to the satisfaction of the Purchaser’s obligations under Section 1.2(b)(ii), deliver, or cause to be delivered, to the Purchaser:

(A)            a certified true copy of the register of members of the Issuer, dated as of the Closing Date and duly certified by the registered office provider of the Issuer, evidencing the ownership by the Purchaser of the Sale Securities as of the Closing Date;

(B)            a copy of the share certificate(s) in the name of the Purchaser, dated as of the Closing Date and duly executed on behalf of the Issuer, evidencing the ownership by the Purchaser of the Sale Securities as of the Closing Date (each, a “Share Certificate”); provided that the Seller shall deliver, or cause to be delivered, the original Share Certificate with respect to the Sale Securities to the Purchaser within ten (10) Business Days of the Closing Date; and

(C)            a copy of the share transfer form, duly executed by the Seller, in respect of the transfer of the Sale Securities, substantially in the form attached hereto as Schedule B.

(ii)            the Purchaser shall deliver, or cause to be delivered, to the Seller:

(A)            without any set-off, counterclaim, retention, withholding or deduction, immediately available funds by wire transfer into an account designated by the Seller an amount equal to (1) the Purchase Price, minus (2) the amount set forth under the column entitled “Holdback Amount” on Schedule A hereto (the “Holdback Amount”); and

(B)            a copy of the share transfer form, duly executed by the Purchaser, in respect of the transfer of the Sale Securities, substantially in the form attached hereto as Schedule B.

(c)            Unless otherwise agreed by the Seller and the Purchaser, (i) all actions at Closing are inter-dependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at Closing have been made, and (ii) the Purchaser shall not be obliged to proceed to Closing unless the purchase of all the Sale Securities is completed simultaneously.

1.3            Holdback Amount. The Seller and the Purchaser hereby acknowledge and agree that:

(a)            the Holdback Amount shall be withheld from the Purchase Price by the Purchaser, of which the First Tranche Holdback Amount shall be used to satisfy any indemnification obligations of the Seller pursuant to Section 6.3(a) and Section 6.3(c) and the Second Tranche Holdback Amount shall be used for payment of Public Notice 7 Tax with respect to sale of the Sale Securities by the Seller pursuant to Section 5.2(d);

(b)            to the extent applicable, (i) any amount payable to any Purchaser Indemnified Party pursuant to Section 6.3(a) and Section 6.3(c) shall be paid first from the First Tranche Holdback Amount in accordance with Section 1.3(c), and (ii) any amount to be paid by the Seller pursuant to Section 5.2(d) shall be paid first from the Second Tranche Holdback Amount in accordance with Section 5.2(d);

(c)            within three (3) Business Days after the First Holdback Expiration Date, the Purchaser shall pay to the Seller into an account designated by the Seller an amount equal to the result of (x) the First Tranche Holdback Amount, minus (y) the amount, if any, owed by the Seller to any Purchaser Indemnified Party pursuant to Section 6.3(a) and Section 6.3(c) and not otherwise paid to such Purchaser Indemnified Party in cash prior to the First Holdback Expiration Date; and

(d)            within two (2) Business Days after the applicable Second Holdback Expiration Date, the Purchaser shall pay to the Seller into an account designated by the Seller an amount out of the Second Tranche Holdback Amount determined in accordance with Section 5.2(d).

2.            PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser makes the following representations and warranties to the Seller as of the date hereof and the Closing Date:

2.1            Authority; Binding Effect. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. All corporate action on the part of the Purchaser and its respective officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and other Transaction Documents to which it is a party and the performance of all of their respective obligations hereunder and thereunder, including the purchase of the Sale Securities pursuant to this Agreement and other Transaction Documents to which it is a party, have been taken prior to the Closing. Each Transaction Document to which it is a party has been duly and validly executed and delivered by the Purchaser and (assuming the due execution and delivery thereof by other parties thereto) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

2.2            No Conflicts. The execution and delivery of this Agreement and other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and compliance by the Purchaser with its obligations hereunder and thereunder do not and will not, whether with or without the giving of notice or passage of time or both, (a) conflict with or constitute a breach of, or default under, require any consent or other action by any Person under, give rise to any right of termination, cancellation or acceleration of any right or obligation of any Person or to a loss of any benefit to which the Purchaser is entitled, or result in the creation or imposition of any tax, mortgage, lien, pledge, charge, security interest or other encumbrance (collectively, “Liens”), limitation or restriction upon any property or assets of the Purchaser pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound, or to which any of the property or assets of any Purchaser is subject, or (b) result in any violation of the provisions of Organizational Documents of the Purchaser or any applicable Law or Order, having jurisdiction over the Purchaser or any of its properties, except in each of the foregoing cases under (a) and (b), as would not, individually or in the aggregate, reasonably be expected to adversely impact in any material respect the ability of the Purchaser to consummate the transactions contemplated hereby and thereby.

2.3            No Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, or any other action by or in respect of, any Governmental Authority, in each case, other than any filings that may be required pursuant to applicable securities Laws, is necessary or required for the entry into of this Agreement and other Transaction Documents to which it is a party by the Purchaser or the performance by any the of its obligations hereunder and thereunder or the purchase of the Sale Securities and the consummation of the transactions contemplated herein and therein.

2.4            Organization; Standing. The Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

2.5            Financing. The Purchaser currently has capital commitments sufficient to pay the Seller such amount when and as required hereunder, and at the Closing, the First Holdback Expiration Date or Second Holdback Expiration Date (as applicable) in accordance with the terms and conditions of this Agreement, the Purchaser will have available funds necessary to, consummate and pay the Seller in full such amount as may be required to be paid pursuant to this Agreement, in each case, on the terms and conditions contemplated by this Agreement readily available in US$ for immediate payment without further approval by any corporate body, third party or governmental authority. The funds to be used by the Purchaser to pay the Seller the Purchase Price will have been obtained and paid without violation of any applicable Law, and will not be derived from unlawful activities and do not otherwise reflect the proceeds of crime.

2.6            Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser, except for the Financial Advisor.

2.7            Private Placement; Purchase for Investment. The Purchaser:

(a)            acknowledges that the Sale Securities (i) are “restricted securities” under the U.S. federal securities Laws, (ii) are being offered in a transaction not involving any public offering within the United States within the meaning of the Securities Act, (iii) have not been registered under the Securities Act or the securities Laws of any jurisdiction and, (iv) may not be offered, sold, pledged or otherwise transferred by the Purchaser except in compliance with the Organizational Documents, registration requirements of the Securities Act and any other applicable securities Laws, or pursuant to an exemption therefrom or in a transaction not subject thereto;

(b)            acknowledges that the offering and sale of the Sale Securities is intended to be exempted from the registration requirement of the Securities Act and that the Seller is relying on the accuracy of the Purchaser’s representations, warranties and acknowledgements contained in this Section 2 in connection with such exemption;

(c)            understands and agrees that the certificates of the Sale Securities shall bear or reflect, as applicable, a legend substantially similar to the following:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 (IF AVAILABLE) OR OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (III) THE ISSUER THEREOF HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT.

UNTIL THE SEPARATION TIME (AS DEFINED IN THE RIGHTS AGREEMENT REFERRED TO BELOW), THIS ALSO EVIDENCES AND ENTITLES THE REGISTERED HOLDER HEREOF TO CERTAIN RIGHTS AS SET FORTH IN A RIGHTS AGREEMENT, DATED AS OF OCTOBER 14, 2021 (AS SUCH MAY BE AMENDED FROM TIME TO TIME, THE “RIGHTS AGREEMENT”), BETWEEN LUCKIN COFFEE INC. (THE “COMPANY”) AND AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, AS RIGHTS AGENT (OR ANY SUCCESSOR RIGHTS AGENT), THE TERMS OF WHICH ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE RIGHTS AGREEMENT, SUCH RIGHTS MAY BE REDEEMED OR REPURCHASED, MAY BECOME EXERCISABLE FOR SECURITIES OF THE COMPANY OR SECURITIES OF ANOTHER ENTITY, MAY BE EXCHANGED FOR SECURITIES OF THE COMPANY AS SPECIFIED IN THE RIGHTS AGREEMENT, MAY EXPIRE, MAY BECOME NULL AND VOID (INCLUDING IF THEY ARE “BENEFICIALLY OWNED” BY AN “ACQUIRING PERSON” OR AN AFFILIATE OR ASSOCIATE THEREOF, AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT, OR BY ANY TRANSFEREE OF ANY OF THE FOREGOING) OR MAY BE EVIDENCED BY SEPARATE CERTIFICATES AND MAY NO LONGER BE EVIDENCED HEREBY. THE COMPANY WILL MAIL OR ARRANGE FOR THE MAILING OF A COPY OF THE RIGHTS AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE AFTER THE RECEIPT OF A WRITTEN REQUEST THEREFOR.”

(d)            is acquiring the Sale Securities solely for the Purchaser’s own account, for investment purposes, and not with a view towards, or for resale in connection with, any public distribution of the Sale Securities in violation of the Securities Act or any other applicable securities Laws, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Organizational Documents, the Securities Act or any other applicable securities Laws without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Sale Securities to its limited partners or any other Persons in compliance with the Organizational Documents and applicable securities Laws;

(e)            was not offered the Sale Securities as a result of any general solicitation or general advertising or directed selling efforts as defined in Rule 902 of Regulation S under the Securities Act. The sale of the Sale Securities is not part of a “distribution” and is an “offshore transaction,” in each case, as such term is used for purposes of the Securities Act;

(f)            has such knowledge and experience in financial and business matters to make an informed decision with respect to the purchase of the Sale Securities pursuant to this Agreement. In connection with such purchase, (i) the Purchaser is not relying on the Seller or any of their respective Affiliates or Representatives in any respect in making its decision to make such purchase except for such representations and warranties of the Seller made under this Agreement; (ii) the Purchaser has had access to all the information as it deems necessary or appropriate in connection with its entry into the Transaction Documents to which it is a party and its economic exposure to the Sale Securities and has made its own investment decision regarding the Transaction Documents to which it is a party and the Sale Securities based on its own knowledge; and (iii) in evaluating the Sale Securities and their suitability as an investment, the Purchaser has relied on its own investment judgment and to the extent it has deemed it necessary, it has sought advice from its own accounting, tax, legal and financial advisors; and

(g)            either (i) is an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) or (ii) is not a U.S. Person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

2.8            Seller Information. (a) The Purchaser acknowledges that the Seller, its Affiliates or their respective Representatives currently may have, and later may come into possession of, information with respect to the Issuer that is not known to the Purchaser and that may be material to a decision to purchase the Sale Securities (the “Purchaser Excluded Information”), (b) the Purchaser has determined to purchase the Sale Securities notwithstanding its lack of knowledge of the Purchaser Excluded Information, and (c) none of the Seller, its Affiliates or their respective Representatives shall have any liability to the Purchaser, and the Purchaser waives and releases any claims that it might have against the Seller, its respective Affiliates or their respective Representatives whether under applicable securities Laws or otherwise, with respect to the nondisclosure of the Purchaser Excluded Information in connection with the sale of the Sale Securities. The Purchaser understands that the Seller will rely on the accuracy and truth of the foregoing representations and warranties, and the Purchaser hereby consents to such reliance.

2.9            No Other Representations or Warranties. Except for the representations and warranties contained in this Section 2, the Purchaser does not make any express or implied representation or warranty, and the Purchaser hereby disclaims any such representation and warranty.

3.            SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller makes the following representations and warranties to the Purchaser (solely with respect to the representations and warranties in this Sections 3.7 to 3.12, except as disclosed in the SEC Documents (excluding statements in any “Risk Factors” section or similar cautionary, predictive or forward-looking disclosure but in each case other than specific factual information contained therein)), as of the date hereof and the Closing Date:

3.1            Authority; Binding Effect. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder (including the requisite investor and/or advisory committee consent required pursuant to the terms of the Organizational Documents of the Seller (as applicable) in order to permit the Seller to participate in the transactions contemplated by this Agreement). All corporate action on the part of the Seller and its respective officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and other Transaction Documents to which it is a party and the performance of all of their respective obligations hereunder and thereunder, including the sale of the Sale Securities pursuant to this Agreement and other Transaction Documents to which it is a party, have been taken prior to the Closing. Each Transaction Document to which it is a party has been duly and validly executed and delivered by the Seller and (assuming the due execution and delivery thereof by other parties thereto) constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

3.2            Ownership and Transfer. The Seller is the sole record and beneficial owner of its Owned Securities, free and clear of any and all Liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Owned Securities), and will transfer and deliver to the Purchaser at the Closing valid, good and marketable title to its Sale Securities, free and clear of all Liens and any such limitation or restriction.

3.3            No Conflicts. The execution and delivery of this Agreement and other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and compliance by the Seller with its obligations hereunder and thereunder do not and will not, whether with or without the giving of notice or passage of time or both, (a) conflict with or constitute a breach of, or default under, require any consent or other action by any Person under, give rise to any right of termination, cancellation or acceleration of any right or obligation of any Person or to a loss of any benefit to which the Seller is entitled, or result in the creation or imposition of Liens, limitation or restriction upon any property or assets of the Seller pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Seller is a party or by which the Seller is bound, or to which any of the property or assets of the Seller is subject, or (b) result in any violation of the provisions of the Organizational Documents of the Seller or any applicable Law or Order, having jurisdiction over the Seller or any of its properties, except in each of the foregoing cases under (a) and (b), as would not, individually or in the aggregate, reasonably be expected to adversely impact in any material respect the ability of the Seller to consummate the transactions contemplated hereby and thereby.

3.4            No Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, or any other action by or in respect of, any Governmental Authority, in each case, other than any filings that may be required pursuant to applicable securities Laws, is necessary or required for the entry into of this Agreement and other Transaction Documents to which it is a party by the Seller or the performance by any the of its obligations hereunder and thereunder or the sale of the Sale Securities and the consummation of the transactions contemplated herein and therein.

3.5            Organization; Standing. The Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

3.6            Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, except for the Financial Advisor.

3.7            Compliance with Laws. To the Knowledge of the Seller, since January 1, 2023 (the “Applicable Date”), the business of the Issuer or its Subsidiaries is and has been in compliance with all applicable Laws and Orders, and is not being conducted, and has not been conducted, in violation of any Law or Order applicable to the Issuer except for noncompliance or violations that do not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.8            Legal Proceedings.

(a)            Except (i) as disclosed in the SEC Documents or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Seller, there is no, and since the Applicable Date there has not been any, Action by any Governmental Authority or any Person pending or threatened in writing against the Issuer or any of its Subsidiaries or their respective current or former directors, officers or (if applicable) supervisors in relation to such individual’s capacity as such that involves any allegation of (x) fraud or fabrication of transactions, (y) any untrue statement of a material fact or any omission to state a material fact in the SEC Documents or Financial Statements, or (z) violations of any securities Laws.

(b)            To the Knowledge of the Seller, other than any liquidation of Subsidiaries of the Issuer for purposes of internal restructuring, none of the Issuer or its Subsidiaries is subject to any pending Action that seeks to wind up, liquidate or dissolve, either voluntarily or involuntarily, such entity.

(c)            There is no Action pending or, to the knowledge of the Seller, threatened, against the Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.9            Issuer Capitalization. As of March 31, 2024, the authorized share capital of the Issuer is US$50,000 divided into 25,000,000,000 ordinary shares with a par value of US$0.000002 each, comprised of (a) 20,000,000,000 Class A Ordinary Shares, of which (i) 2,101,799,932 are issued and outstanding, (ii) 295,384,619 authorized but unissued Class A Ordinary Shares have been re-designated as 295,384,619 senior preferred shares with a par value of US$0.000002 each pursuant to a Certificate of Designation dated November 30, 2021, all of which are issued and outstanding and of which the currently effective conversion price is US$0.8125 per Class A Ordinary Share, (b) 5,000,000,000 Class B ordinary shares with a par value of US$0.000002 each, of which 144,778,552 are issued and outstanding. To the Knowledge of the Seller, there are (x) 66,695,568 granted Company Options, of which 2,558,520 are vested yet not exercised and 158,048 are unvested, and (y) such number of granted Company RSUs representing 155,685,944 Class A Ordinary Shares (excluding any granted Company RSUs that were subsequently canceled), of which such number of granted Company RSUs representing 88,850,112 Class A Ordinary Shares are vested and such number of granted Company RSUs representing 66,835,832 Class A Ordinary Shares are unvested, in each case of (x) and (y), issued and outstanding as of March 31, 2024, and as of March 31, 2024, except as described in this Section 3.9, there are no outstanding warrants, convertible debt or other instruments issued, authorized or reserved by the Issuer that are convertible or exchangeable into share capital of the Issuer.

3.10          SEC Documents. To the Knowledge of the Seller, (a) the Issuer has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”) since the Applicable Date, and (b) since the Applicable Date, at the time they were filed or furnished, the SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as applicable), and since the Applicable Date, the SEC Documents did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.11          Financial Statements. To the Knowledge of the Seller, the financial statements (including any related notes) contained in the SEC Documents filed since the Applicable Date (collectively, the “Financial Statements”): (i) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby and in accordance with the applicable published rules and regulations of the SEC with respect thereto (except (x) as may be otherwise indicated in such financial statements or the notes thereto, or (y) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements, and subject to normal year-end adjustments) and (ii) fairly present in all material respects the consolidated assets, liabilities and financial position of the Issuer and the Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Issuer and the Subsidiaries for the periods covered thereby, in each case except as disclosed therein or in such SEC Documents (but excluding statements in any “Risk Factors” section or similar cautionary, predictive or forward-looking disclosure) and as permitted under the Exchange Act.

3.12          Undisclosed Indebtedness. As of the date of this Agreement, to the Knowledge of the Seller, except for (a) any Indebtedness set forth on the Financial Statements, (b) the Indebtedness set forth in Schedule C attached hereto, and (c) any interests, premiums, penalties, fees, expenses and breakage costs that have accrued or have been incurred in connection with such Indebtedness set forth on the Financial Statements and the Indebtedness set forth in Schedule C attached hereto, none of the Issuer and its Subsidiaries has outstanding any Indebtedness of any nature that would be required by U.S. GAAP to be reflected on a consolidated balance sheet of the Issuer and its Subsidiaries.

3.13          Purchaser Information. (a) The Seller acknowledges that the Purchaser, its Affiliates or their respective Representatives currently may have, and later may come into possession of, information with respect to the Issuer that is not known to the Seller and that may be material to a decision to sell the Sale Securities (the “Seller Excluded Information”), (b) the Seller has determined to sell the Sale Securities notwithstanding its lack of knowledge of the Seller Excluded Information, and (c) none of the Purchaser, its Affiliates or their respective Representatives shall have any liability to the Seller, and the Seller waives and releases any claims that it might have against the Purchaser, its Affiliates or their respective Representatives whether under applicable securities Laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with the sale of the Sale Securities. The Seller understands that the Purchaser will rely on the accuracy and truth of the foregoing representations and warranties, and the Seller hereby consents to such reliance.

3.14          Exemption from Registration. Assuming the accuracy of the Purchaser’s representations and warranties in Section 2, the offer and sale of the Sale Securities under this Agreement are or will be exempt from the registration requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities Laws and regulations.

3.15          No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3, the Seller does not make any express or implied representation or warranty, and the Seller hereby disclaims any such representation and warranty.

4.            CONDITIONS PRECEDENT

4.1            The obligations of each Party to consummate the Closing and under Section 1.2(b)(i) and Section 1.2(b)(ii) respectively are subject to the following conditions:

(a)            The consummation of the Related Transactions shall occur substantially concurrently with the Closing.

(b)            No provision of any applicable Law or Order shall prohibit the consummation of the Closing.

4.2            The obligations of the Seller to consummate the Closing and under Section 1.2(b)(i) hereof are subject to the following conditions:

(a)            All of the representations and warranties of the Purchaser in Section 2 shall be true and correct in all material respects or, if qualified by materiality, true and correct in all respects (other than the representations and warranties set forth in Sections 2.1, 2.4, 2.5, 2.6 and 2.7 which shall be true and correct in all respects) on and as of the date hereof and on the Closing Date.

(b)            The Purchaser has performed all of its obligations contained in this Agreement (to be performed prior to the Closing) in all material respects.

4.3            The obligations of the Purchaser to consummate the Closing and under Section 1.2(b)(ii) hereof are subject to the following conditions:

(a)            All of the representations and warranties of the Seller contained in Section 3 shall be true and correct in all material respects or, if qualified by materiality or Material Adverse Effect, true and correct in all respects (other than the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.5, 3.6, 3.8 and 3.9 which shall be true and correct in all respects (excluding any De Minimis Inaccuracy in Section 3.9)) on and as of the date hereof and on the Closing Date.

(b)            The Seller has performed all of its obligations contained in this Agreement (to be performed prior to the Closing) in all material respects.

5.            COVENANTS

5.1            Notification. Each Party to this Agreement will notify the other Party as soon as reasonably practicable (but in any event prior to the Closing Date) in the event it comes to such Party’s attention that any of such Party’s representations or warranties set out in this Agreement has ceased to be true and accurate or there has been any breach by such Party of any of its agreements contained in this Agreement or any failure by such Party to comply with any of its obligations contained in this Agreement.

5.2            Tax Matters.

(a)            Subject to Section 5.2(b), (i) each Party will pay, or cause to be paid, any transfer, documentary, sales, use, registration, real property, stamp or other similar Taxes imposed on such Party as a result of the transactions contemplated under this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes that are payable by such Party; and (ii) each Party shall be liable to file all necessary Tax Returns and other documentation with respect to Transfer Taxes (except to the extent such Tax Returns are required by Law to be filed by the other Party), and each Party agrees to reasonably cooperate with the others in the filing of any such Tax Returns. For the avoidance of doubt, the “Transfer Taxes” shall not include any Public Notice 7 Tax, and the “Tax Returns” under this Section 5.2(a) shall not include any Tax Return or any other filing in connection with Public Notice 7 Tax, the dealing of which shall be subject to Section 5.2(b).

(b)            The Seller shall:

(i)            take all necessary actions to as soon as reasonably practicable report to the competent PRC Tax Authority the Transfer of the Sale Securities as required under Public Notice 7;

(ii)            from and after the date of this Agreement, the Seller shall take all necessary actions with respect to the matters relating to the Public Notice 7 Tax (the “Public Notice 7 Tax Matters”), including, where applicable, (x) communicating, discussing and negotiating with the competent PRC Tax Authorities for the purpose of determining the amount of the Public Notice 7 Tax, (y) filing necessary Tax Returns and other documentation with respect to the Public Notice 7 Tax, and (z) making payment of the Public Notice 7 Tax determined by the competent PRC Tax Authorities, in each case with assistance of the tax advisor and other advisors designated by the Seller;

(iii)            to the extent permitted by applicable Law, to provide to the Purchaser (x) a scanned copy of the reporting packages with respect to the Public Notice 7 Tax submitted to the competent PRC Tax Authority, and (y) a copy of Acceptable Evidence of Filing evidencing that such reporting packages have been filed with the competent PRC Tax Authority within ten (10) Business Days after its submission. For purposes of this Section 5.2(b)(iii), “Acceptable Evidence of Filing” means (A) an acknowledgement or receipt in respect of the filing of such reporting packages by or on behalf of the Seller issued by the relevant PRC Tax Authority or the original signature of an official or chop of the relevant PRC Tax Authority on the duplicate of the such reporting packages submitted by or on behalf of the Seller, or (B) in the event that any relevant PRC Tax Authority does not issue any acknowledgement or receipt in respect of such filing, an original written confirmation issued by the tax advisor of the Seller (who shall be a Big Four Firm) and executed by an authorized signatory thereof, attaching a copy of such reporting packages as filed and confirming that such tax advisor has submitted such reporting packages to the competent PRC Tax Authority on behalf of the Seller in accordance with this Section 5.2(b)(iii); and

(iv)            to the extent permitted by applicable Law, to keep the Purchaser reasonably informed of the status of the Public Notice 7 Tax Matters, including any discussions with, or development in the assessment of any Public Notice 7 Taxes by, the relevant PRC Tax Authorities in respect of the Transfer of the Sale Securities.

(c)            Subject to the Seller’s compliance with Section 5.2(b), (i) the Purchaser shall not, and shall cause its Affiliates and its and their respective Representatives not to, submit any filing with or otherwise communicate with any Tax Authorities in relation to the Public Notice 7 Tax or any Public Notice 7 Tax Matters and (ii) other than the Holdback Amount, the Purchaser or any applicable withholding agent thereof agrees not to deduct or withhold any amount with respect to the Public Notice 7 Tax from any payment of the Purchase Price or other amount (if any) payable by the Purchaser to the Seller under this Agreement.

(d)            Upon delivery by the Seller to the Purchaser of (i) a written notice (including a copy of tax assessment from such PRC Tax Authority, if available) specifying the amount of the Public Notice 7 Tax as agreed between the Seller and any competent PRC Tax Authority together with the payment instructions from such PRC Tax Authority or (ii) an original written confirmation issued by the tax advisor of the Seller (who shall be a Big Four Firm) (the “Tax Advisor”) and executed by an authorized signatory thereof, confirming the amount of the Public Notice 7 Tax as agreed between the Seller and any PRC Tax Authority and the payment instructions from such PRC Tax Authority, in each case, to the reasonable satisfaction of the Purchaser (either (i) or (ii), each, a “PN7 Tax Payment Notice”), the Purchaser shall pay to the Seller, in accordance with Section 1.3(d), an amount equal to (A) the Second Tranche Holdback Amount, multiplied by (B) a fraction, the numerator of which is the amount of the Public Notice 7 Tax as agreed between the Seller and the relevant PRC Tax Authority and specified in the relevant PN7 Tax Payment Notice, and the denominator of which is the Estimated PN7 Tax Amount; provided that the fraction as calculated pursuant to the foregoing clause (B) shall be less than one (1). Prior to release of any amount from Second Tranche Holdback Amount, concurrently with delivery of the relevant PN7 Tax Payment Notice (or included as part of the relevant PN7 Tax Payment Notice), the Seller shall provide a written confirmation issued by the Tax Advisor and executed by an authorized signatory thereof, confirming the Estimated PN7 Tax Amount as of the date thereof. The Seller shall use such funds received from the Purchaser under Section 1.3(d) to pay, as promptly as reasonably practicable (and in any event no later than seven (7) Business Days after the Seller’s receipt of such funds), the Public Notice 7 Tax in such amount and pursuant to such instructions specified in the relevant PN7 Tax Payment Notice.

(e)            The Seller shall, within three (3) Business Days after its payment of Public Notice 7 Tax to the relevant PRC Tax Authority with respect to sale of the Sale Securities, provide to the Purchaser (i) finalized tax calculations prepared by the Seller and/or its tax advisor with respect to such PRC Tax Authority, (ii) tax filing returns stamped by such PRC Tax Authority, and (iii) tax payment completion certificate (税收完税证明) or tax payment receipt (税收缴款书) issued and/or stamped by such PRC Tax Authority.

6.            MISCELLANEOUS

6.1            Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 6.1:

“Action” means any claim, action, suit, proceeding, arbitration, complaint, charge or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Big Four Firm” means any of Deloitte Touche Tohmatsu, Ernst & Young, KPMG and PricewaterhouseCoopers, including their local Affiliates.

“Business Day” means any day except any Saturday, any Sunday, any day that is a federal legal or public holiday in the United States or any day on which banking institutions in the State of New York, the People’s Republic of China, Hong Kong, the Republic of Singapore or the Cayman Islands are authorized or required by law or other governmental action to close.

“Class A Ordinary Shares” means Class A ordinary shares, par value of US$0.000002 per share, of the Issuer.

“Company Option” means any share option to acquire Class A Ordinary Shares granted under the 2019 Share Option Plan of the Issuer (as may be amended from time to time).

“Company RSU” means any restricted share unit granted under the 2021 Equity Incentive Plan of the Issuer (as may be amended from time to time).

“Confidential Information” means, the existence, terms and conditions of the Transaction Documents, and with respect to any Person, any information, knowledge or data of such Person, including any data, information, ideas, knowledge and materials concerning the organization, business, technology, safety records, investment, finance, transactions, customers, products or affairs of such Person, but excluding any information that is or becomes available in the public domain other than by reason of the breach of the confidentiality obligations hereunder.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“De Minimis Inaccuracies” means any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Issuer.

“Estimated PN7 Tax Amount” means the aggregate amount of (i) Public Notice 7 Tax payable by the Seller to any relevant PRC Tax Authority in connection with transfer and sale of the Sale Securities as actually agreed by such PRC Tax Authority and confirmed in the relevant PN7 Tax Payment Notice, and (ii) to the extent any Public Notice 7 Tax payable by the Seller to any relevant PRC Tax Authority in connection with transfer and sale of the Sale Securities has not been agreed by such PRC Tax Authority, a reasonable good-faith estimate by the Tax Advisor of the Public Notice 7 Tax payable by the Seller to such PRC Tax Authority in connection with transfer and sale of the Sale Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Advisor” means Kroll Securities, LLC and Kroll, LLC, operating though its Duff & Phelps Opinion Practice.

“First Holdback Expiration Date” means the date that is twelve (12) months after the Closing Date.

“First Tranche Holdback Amount” is the amount set forth under the column entitled “First Tranche Holdback Amount” on Schedule A hereto.

“Governmental Authority” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body (public or private), agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof or any stock exchange or other self-regulatory organization; and any entity or enterprise owned or controlled by a government.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” of any Person means and includes, without duplication, indebtedness for borrowed money owing to any bank or similar financial institution, including any credit facility, note, bond, debenture, mortgage or other debt instrument or financial debt security.

“Indemnifiable Loss” means, with respect to any Person, any damage, expense, liability, loss or penalty (and in any event excluding any loss of profits or other consequential, indirect, exemplary, speculative or punitive damages), together with all reasonable and documented legal fees and expenses incurred in the prosecution and defense of claims therefor and amounts paid in settlement thereof, that are actually imposed on or otherwise actually incurred or suffered by such Person.

“Indemnified Party” means the Seller Indemnified Party (in the case of indemnification provided by the Purchaser) or the Purchaser Indemnified Party (in the case of indemnification provided by the Seller).

“Indemnifying Party” means the Seller (in the case of a claim for indemnification by a Purchaser Indemnified Party) or the Purchaser (in the case of a claim for indemnification by a Seller Indemnified Party).

“Issuer” means Luckin Coffee Inc., an exempted company incorporated under the laws of the Cayman Islands with company number 324324 and listed on OTC Pink (OTCPK: LKNCY).

“Knowledge” means, with respect to the Seller, the actual knowledge, after due inquiry with Jinyi GUO, the Chief Executive Officer of the Issuer, Jing AN, the Chief Financial Officer of the Issuer and Shan JIANG, Senior Vice President of Legal and Compliance of the Issuer, of any of (a) Weihao (Michael) CHEN; Shaoqiang (Gary) LIU; and Jun LIU, each being a director of the Issuer as of the date of this Agreement, and (b) Hui (David) LI.

“Law” means all state or federal laws, common law, statutes, ordinances, acts, codes, rules or regulations, notices, circulars, executive orders, governmental guidelines or interpretations having the force of law, and permits of Governmental Authorities or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority.

“Material Adverse Effect” means any fact, event, circumstance, change, development or effect (any such item, an “Effect”) that, individually or in the aggregate with all other Effects, has or would reasonably be expected to (i) have a material adverse effect on the business, assets, financial condition or results of operations of the Issuer and its Subsidiaries, taken as a whole or (ii) prevent or materially delay the consummation of the transactions contemplated hereby by the Seller or otherwise be materially adverse to the ability of the Seller to perform its obligations under this Agreement; provided, however, solely with respect to clause (i) above, that in no event shall any Effect to the extent arising out of or resulting from any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been a Material Adverse Effect: (a) changes in general business, economic or political conditions or changes in financial, credit or securities markets in general after the date hereof; (b) changes in U.S. GAAP or regulatory accounting requirements after the date hereof; (c) changes in applicable Laws that are binding on the Issuer or any of its Subsidiaries after the date hereof; (d) the execution and delivery of this Agreement, the public announcement or disclosure of or performance of this Agreement or the transaction contemplated by the Transaction Documents, the pendency or consummation of the transaction contemplated by the Transaction Documents, or the identity of the Parties, including any impact thereof on relationships, contractual or otherwise, with customers, employees, suppliers, distributors, providers, contractors, lenders, investors, partners of the Issuer or any of its Subsidiaries; (e) acts of God, natural disasters, epidemics, declarations of war, acts of sabotage or terrorism, or outbreak or escalation of hostilities; (f) changes in the market price or trading volume of the Issuer’s applicable equity securities; (g) actions or omissions of the Issuer or any of its Subsidiaries that are expressly required by the Transaction Documents or with the written consent or at the written request of the Purchaser; or (h) the failure by the Issuer or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); provided, that any Effects set forth in clauses (a), (b), (c) and (e) above may be taken into account in determining whether a Material Adverse Effect has occurred if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Issuer and its Subsidiaries, taken as a whole, relative to the other participants of similar size operating in the geographic markets and in the industries in which the Issuer and its Subsidiaries conduct their businesses (in which case only the incremental disproportionate impact may be taken into account, and then only to the extent otherwise permitted by this definition).

“Order” means any judgment, order, writ or decree of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other organizational documents of such entity and any amendments thereto.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Government Authority or other entity.

“Public Notice 7” means the Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (Guoshuigonggao [2015] No.7) issued by the State Administration of Taxation of the PRC (国家税务总局关于非居民企业间接转让财产企业所得税若干问题的公告), effective as of February 3, 2015 (including subsequent amending provisions, as well as any interpretations or procedural rules related thereto).

“Public Notice 7 Tax” means any form of Tax (including any deduction or withholding) payable to or imposed by the applicable PRC Governmental Authority with respect to the transfer and sale of the Sale Securities under this Agreement pursuant to Public Notice 7.

“Related Transactions” means, collectively, (a) the purchase of 32,313,906 Class A Ordinary Shares from the Seller by CCM Prosper L.P. at consideration of US$2.16625 per Class A Ordinary Share, and (b) the purchase of 13,848,817 Class A Ordinary Shares from the Seller by Tianyu Ruikong Limited at consideration of US$2.16625 per Class A Ordinary Share, in each case, pursuant to the terms of the definitive agreements governing such transactions; provided that the definitive agreements for the transactions contemplated by sub-clause (a) above should be substantially in the same form as this Agreement.

“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, current and prospective limited partners and investors, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Second Holdback Expiration Date” means, with respect to release of an amount out of the Second Tranche Holdback Amount, the date when the Purchaser has received the relevant PN7 Tax Payment Notice from the Seller.

“Second Tranche Holdback Amount” is the amount set forth under the column entitled “Second Tranche Holdback Amount” on Schedule A hereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity: (a) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such Person or by any one or more of such Person’s Subsidiaries, (b) of which at least fifty percent (50%) of the equity interests is controlled by such Person by any one or more of such Person’s Subsidiaries, (c) of which such Person or any Subsidiary of such Person is a general partner, or (d) whose assets and financial results are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with GAAP.

“Tax” or “Taxes” means any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including but not limited to all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education tax), property (including urban real estate tax and land use taxes), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes of any kind whatsoever, and all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any of the foregoing tax items.

“Tax Authority” means any Governmental Authority having jurisdiction over the administration, assessment, determination, collection or other imposition of any Tax.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means this Agreement and any other document or instrument expressly required to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Transfer” by any Person means to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of Law or otherwise), directly or indirectly, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of Law or otherwise) (other than for any such arrangement, agreement or understanding the completion of which is conditional on the Seller’s consent having been obtained), directly or indirectly, of any voting interest in any equity securities beneficially owned by such Person.

“US$” or “U.S. dollars” means the lawful currency of the United States of America.

“U.S. GAAP” means the generally accepted accounting principles as applied in the United States.

6.2            Termination.

(a)            This Agreement may be terminated prior to the Closing (i) by mutual written consent of the Seller and Purchaser, (ii) by the Seller or the Purchaser, if the Closing shall not have occurred by January 17, 2025; provided that the Seller, on the one hand, and the Purchaser, on the other, shall not have the right to terminate this Agreement pursuant to this Section 6.2(a)(ii) if the Seller or the Purchaser, as applicable, is then in material breach of this Agreement; (iii) by the Purchaser if the Seller is then in material breach of this Agreement and such breach is not curable or, if curable, has not been cured within fifteen (15) days after the delivery of written notice of breach by the Purchaser; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 6.2(a)(iii) if the Purchaser is then in material breach of this Agreement; and (iv) by the Seller if the Purchaser is then in material breach of this Agreement and such breach is not curable or, if curable, has not been cured within fifteen (15) days after the delivery of written notice of breach by the Seller; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 6.2(a)(iv) if the Seller is then in material breach of this Agreement.

(b)            In the event of the termination of this Agreement as provided in Section 6.2(a), written notice thereof shall be given to the other Party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 6, all of which shall survive termination of this Agreement), and there shall be no liability on the part of the Seller or the Purchaser or their respective directors, officers and Affiliates in connection with this Agreement, except that no such termination shall relieve any Party from liability for damages to the other Party (a) resulting from fraud, or (b) for any breach of this Agreement occurring prior to the termination.

6.3            Indemnity.

(a)            The Seller hereby agrees to from and after the Closing and subject to the limitations set forth in Section 6.3(d), indemnify and hold harmless the Purchaser and its successors and permitted assigns and any of its Affiliates, officers, directors, and employees (each, a “Purchaser Indemnified Party”) from and against any and all Indemnifiable Losses actually suffered by such Purchaser Indemnified Party as a result of, or arising from, any breach of or inaccuracy in any representation and warranty made by the Seller in this Agreement or any breach of any covenant, agreement or obligation of the Seller contained in this Agreement (other than Section 5.2).

(b)            The Purchaser hereby agrees to, from and after the Closing and subject to the limitations set forth in Section 6.3(d), indemnify and hold harmless the Seller and its respective successors and permitted assigns and any of its Affiliates, officers, directors, and employees (each, a “Seller Indemnified Party”) from and against any and all Indemnifiable Losses actually suffered by the Seller Indemnified Party as a result of, or arising from any breach of or inaccuracy in any representation and warranty made by the Purchaser in this Agreement or any breach of any covenant, agreement or obligation of the Purchaser contained in this Agreement.

(c)            The Seller hereby agrees to, from and after the Closing and until the documents with respect to all relevant PRC Tax Authorities specified in Section 5.2(e) is provided by the Seller to the Purchaser, subject to the limitations set forth in Section 6.3(d), indemnify and hold harmless the Purchaser Indemnified Parties from and against (i) any and all Indemnifiable Losses actually suffered by such Purchaser Indemnified Party as a result of, or arising from any breach of any covenant, agreement or obligation of the Seller contained in Section 5.2, and (ii) any Public Notice 7 Tax assessed or levied against such Purchaser Indemnified Party in connection with transfer and sale of the Sale Securities by the Seller.

(d)            The maximum aggregate liability of the Seller to the Purchaser Indemnified Parties under Section 6.3(a) as a result of, or arising from, any breach of or inaccuracy in any representation and warranty made by the Seller in this Agreement and any breach of any covenant, agreement or obligation of the Seller contained in this Agreement (other than Section 5.2) shall not exceed 100% of the Purchase Price actually received by the Seller (which, for the avoidance of doubt, shall include the applicable Holdback Amount released by the Purchaser to the Seller). The maximum aggregate liability of the Seller to the Purchaser under Section 6.3(c) shall not exceed the Second Tranche Holdback Amount. The maximum aggregate liability of the Purchaser to the Seller Indemnified Parties under Section 6.3(b) as a result of, or arising from, any breach of or inaccuracy in any representation and warranty made by the Purchaser in this Agreement and any breach of any covenant, agreement or obligation of the Purchaser contained in this Agreement shall not exceed 100% of the Purchase Price actually paid by the Purchaser to the Seller at the Closing (which, for the avoidance of doubt, shall include the applicable Holdback Amount released by the Purchaser to the Seller). Notwithstanding anything to the contrary in this Section 6.3, no provision in this Section 6.3 or any other provisions hereof shall limit any Indemnifying Party’s liability in the case of actual fraud of such Indemnifying Party.

(e)            (i) Each of the representations and warranties of (x) the Seller set forth in Section 3 and (y) the Purchaser set forth in Section 2 shall survive the Closing until the expiry of twelfth (12th) month after the Closing Date; and (ii) the covenants and agreements of the Parties contained in this Agreement shall survive the Closing until fully performed or discharged.

6.4            Exclusive Remedy. From and after the Closing and notwithstanding anything to the contrary in this Agreement or any other Transaction Documents (but without prejudice to Section 6.14(c)), the indemnification provisions set forth in Section 6.3 shall be the sole and exclusive monetary remedy for the applicable Indemnified Party against the applicable Indemnifying Party in respect of (a) any breach of any representation or warranty made by the Seller or the Purchaser (as the case may be) in this Agreement or (b) any breach of any covenant, agreement or obligation of the Seller or the Purchaser (as the case may be) contained in this Agreement (other than a claim for specific performance under Section 6.14(c)); provided, however, that nothing herein is intended to waive any claims for actual fraud to which a Party may be entitled.

6.5            Right to Cure. An Indemnifying Party shall not be liable for any claim made by its corresponding Indemnified Party pursuant to Section 6.3 to the extent any breach or circumstances underlying such claim has been remedied or otherwise cured by such Indemnifying Party after such claim is made (to the extent that, as a result of such cure, such Indemnified Party has not actually suffered Indemnifiable Losses in connection with or attributable to the matters giving rise to such claim).

6.6            Non-Recourse. This Agreement may only be enforced against, and any Action, right or remedy that may be based upon, arise out of or relate to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, or the negotiation, execution or performance of this Agreement or any other Transaction Document, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and no Party shall at any time assert against any Person (other than a Party) which is a director, officer, employee, shareholder, general or limited partner, member, manager, agent or Affiliate or Representative of the other Party (each, a “Nonparty”), any claim, cause of action, right or remedy, or any Action, relating to this Agreement, any other Transaction Document, the transactions contemplated hereby or thereby or any document or instrument delivered in connection herewith or therewith. Each Party hereby waives and discharges any such claim, cause of action, right, remedy and Action, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom. The provisions of this Section 6.6 are for the benefit of and shall be enforceable by each Nonparty, which is an intended third-party beneficiary of this Sections 6.6 and 6.7 in connection herewith.

6.7            Further Assurances. The Parties agree to execute and deliver such other documents or agreements and to take such other action as may be necessary or desirable for the implementation of this Agreement and other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

6.8            Complete Agreement; Amendments; Waivers. The Transaction Documents constitute the complete agreement between the Parties with respect to the subject matter hereof, supersedes any previous agreement or understanding between them relating hereto and may not be modified, altered or amended except as provided herein. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

6.9            Expenses. Each Party shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and any other Transaction Document to which it is a party the transactions contemplated hereby and thereby.

6.10          Confidentiality; Publicity.

(a)            Each Party shall, and shall direct its Affiliates and its and their respective Representatives to, keep confidential any Confidential Information; provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by such Party, any of its Affiliates or any of their respective Representatives in violation of this Section 6.10; (ii) was or becomes available to such Party, any of its Affiliates or any of their respective Representatives from a source other than the other Party, the Issuer or their respective Representatives; provided that such source is believed by such Party not to be disclosing such information in violation of an obligation of confidentiality (whether by agreement or otherwise) to the other Party or the Issuer; (iii) at the time of disclosure is already in the possession of such Party, any of its Affiliates or any of their respective Representatives; provided that such information is believed by such Party not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the other Party or the Issuer; or (iv) was independently developed by such Party, any of its Affiliates or any of their respective Representatives without reference to, incorporation of, or other use of any Confidential Information.

(b)            Each Party agrees, on behalf of itself and its and their respective Representatives, that Confidential Information may be disclosed solely: (i) to such Party’s Affiliates and its and their respective Representatives on a need-to-know basis, and (ii) in the event that such Party, any of its Affiliates or any of its or their respective Representatives are requested or required by applicable Law, Order, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances such Party, its Affiliates and its and their respective Representatives, as the case may be, shall, to the extent legally permissible, provide the other Party with a reasonable opportunity to review and comment on (and consider such proposed comments in good faith) any proposed disclosure language.

6.11          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

6.12          Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party hereto (by operation of law or otherwise) without the prior written consent of the Purchaser (in the case of a proposed assignment by the Seller) or the Seller (in the case of a proposed assignment by the Purchaser) and any attempted assignment without the required consent shall be void. Notwithstanding the foregoing, the Purchaser may assign, in its sole discretion, any of or all its rights and/or obligations under this Agreement to its limited partners in connection with a transfer of the Sale Securities to such limited partners in compliance with the Organizational Documents of the Purchaser; provided that such limited partners shall agree in writing to be bound by the terms hereof prior to any such assignment being effectuated.

6.13          Governing Law. This Agreement, including its arbitration clause, will be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of law provision or rule thereof.

6.14          Dispute Resolution.

(a)            Any dispute, actions and proceedings against any Party arising out of or in any way relating to this Agreement, including any question regarding any non-contractual obligation arising out of or in connection with this Agreement, shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force when the Request for Arbitration is submitted (the “Rules”). The Rules are deemed to be incorporated by reference into this Section 6.14(a). The seat of arbitration and the place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant shall nominate one (1) Arbitrator; the respondent shall nominate one (1) Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third (3rd) Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties from the day it is made. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)            Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 6.14(a), any Party may, to the extent permitted under the Rules, seek an interim injunction or other form of relief from the HKIAC as provided for in the Rules. Nothing in this Section 6.14 shall be construed as preventing either Party from seeking interim or interlocutory relief in aid of any arbitration or in connection with enforcement proceedings in any court of competent jurisdiction.

(c)            The Parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character and irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party to this Agreement (i) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in this Section 6.14, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (ii) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

6.15          Notices. All notices and other communications under this Agreement shall be in writing or sent by electronic mail and shall be deemed given if delivered personally, on the first Business Day following the date of dispatch if delivered by a recognized international courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to the Seller, to:

c/o Centurium Capital Management (HK) Limited, Suite 1313,

Two Pacific Place, 88 Queensway, Hong Kong

Attention: Jun Liu, Andrew Chan

Email: jun.liu@centurium.com, andrew.chan@centurium.com

If to the Purchaser, to:

c/o Centurium Capital Management (HK) Limited, Suite 1313,

Two Pacific Place, 88 Queensway, Hong Kong

Attention: Jun Liu, Andrew Chan

Email: jun.liu@centurium.com, andrew.chan@centurium.com

6.16          No Third-Party Beneficiaries. There are no third party beneficiaries of this Agreement (unless otherwise specified herein) and nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors, heirs and permitted assigns.

6.17          Section and Other Headings; No Strict Construction. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement and all other documents executed in connection herewith have been prepared through the joint efforts of the Parties. Neither the provisions of this Agreement or any such other documents nor any alleged ambiguity shall be interpreted or resolved against any Party on the ground that such Party’s counsel drafted this Agreement or such other documents or based on any other rule of strict construction.

6.18          Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

Camel ZQ Limited

By:	/s/ Chan Fai Hung
Name:	Chan Fai Hung
Title:	Director

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

Masterclass Holdings Limited

By:	/s/ Chan Fai Hung
Name:	Chan Fai Hung
Title:	Director

[Signature Page to Securities Purchase Agreement]